Exhibit 10.49
SYSCO CORPORATION
2006 Supplemental Performance Based Bonus Plan
     This SYSCO CORPORATION 2006 SUPPLEMENTAL PERFORMANCE BASED BONUS PLAN (the “Plan”) was adopted by unanimous action of the Committee (as hereinafter defined) of Sysco Corporation (the “Company”) on June 9, 2006, and by the Board of Directors of the Company (the “Board of Directors”) on June 9, 2006. This Plan shall be effective on June 9, 2006.
1. Statement of Principle
     The purpose of this Plan is to increase stockholder value and to advance the interests of the Company and its subsidiaries by aligning a portion of certain key management personnel’s overall compensation package to their individual performance, or in certain cases participation in team performance, by making adjustments to such key management personnel’s compensation as set forth in the Plan, in order to provide financial incentives for performance that “exceeds expectations,” and disincentives for performance that is “below expectations.” All references to “Fiscal Year” in the Plan mean the fiscal year of the Company, unless otherwise specifically noted.
2. Plan Compensation Committee
     The Compensation and Stock Option Committee (the “Committee”) of the Board of Directors is charged with structuring, proposing the implementation of, and implementing the terms and conditions of, the Plan. The Committee shall have the authority to adopt, alter and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto) including without limitation the manner of determining and applying the financial and accounting concepts discussed in the Plan; to otherwise supervise the administration of the Plan; and, except as to the application of the Plan to executive officers, to delegate such authority provided to it hereunder as it may deem necessary or appropriate to the Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and any Executive Vice President, and any of them individually. All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final and binding on all persons, including the Company and Participants (hereinafter defined).
3. Participants
     The participants in the Plan for a fiscal year shall be designated by the Committee from the persons who are employed by the Company, in the following capacities (EVP/SVP Participants and Chief Executive Officer are referred to collectively as “Participants” or individually as a “Participant”):
EVP/SVP Participants — Persons who serve as either an Executive Vice President of the Company or Senior Vice President of the Company (including Senior Vice Presidents of Operations) who are also employees of the Company.

Chief Executive Officer — Person who serves as the Chief Executive Officer of the Company.
4. Method of Operation
     (A) Establishment of Performance Goals. The Committee shall from time to time establish certain performance goals by which to measure the performance of the Participants (the “Performance Goals”).

     (B) Evaluation of Performance. After the end of the Fiscal Year, the Committee, or such person or persons designated by the Committee, shall complete an evaluation of the Participant’s performance for such Fiscal Year, which may include an evaluation of the Participant’s individual performance against the Performance Goals as well as an evaluation of the collective performance of certain designated Participants under the Plan based on the collective Participants’ alignment with the strategy initiatives of the Company and the Company’s fiscal year goals. Based on the evaluation with respect to the Performance Goals, the compensation of the Participant will be adjusted, in the sole discretion of the Committee, as follows:
          (i) If the Participant’s performance “exceeds expectations,” the Participant will be entitled to receive a cash bonus under the Plan of up to 25% (as determined by the Plan Committee in its sole and absolute discretion) of the bonus earned by the Participant under the Sysco Corporation Management Incentive Plan, as may be amended (the, “MIP Bonus”) with respect to that Fiscal Year (the “Performance Bonus”);
          (ii) If the Participant’s performance is “below expectations,” the Participant’s MIP Bonus will be reduced by up to 25% of such MIP Bonus; and
          (iii) If the Participant’s performance “meets expectations,” the Participant will neither receive a Performance Bonus nor have his or her MIP Bonus reduced.
5. No Employment Arrangements Implied
     The existence of this Plan, as in effect at any time or from time to time, shall not be deemed to constitute a contract of employment between the Company and Participant, nor shall it constitute a right to remain in the employ of the Company.
6. Amendments and Termination
     The Plan may be amended at any time by the Board of Directors and any such amendment shall be effective as of commencement of the fiscal year during which the Plan is amended, regardless of the date of the amendment, unless otherwise stated by the Board of Directors. This Plan shall continue indefinitely until terminated by the Board of Directors, provided, however, that the Committee may, in its sole discretion, choose not to establish performance goals or establish a bonus program with respect to any fiscal year in which the Plan is in effect. The Plan may be terminated at any time by the Board of Directors and termination will be effective as of the commencement of the fiscal year in which such action to terminate the Plan is taken.
7. Miscellaneous.
     (a) Plan Funding. The Plan shall at all times be unfunded and no provision shall at any time be made with respect to segregating any assets of the Company or its subsidiaries for payment of any benefits under the Plan.
     (b) Governing Law. The interpretation, construction and performance of this Plan shall be governed by and construed and enforced in accordance with the internal laws of the state of Delaware without regard to the principle of conflicts of laws.
     (c) Successors. All obligations of the Company under the Plan shall be binding and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise.

     (d) Third Parties. Nothing express or implied in this Plan is intended or may be construed to give any person other than a Participant any rights or remedies under this Plan.
8. Prior Plan
     As of its effective date, June 9, 2006, this Plan shall supersede the Company’s 2004 Supplemental Performance Based Bonus Plan (the “Prior Plan”). No further awards will be granted under the Prior Plan following such date, but any awards granted under the Prior Plan prior to June 9, 2006 that have not yet been paid as of that date will continue to remain outstanding and will be payable in accordance with and to the extent provided in the Prior Plan and the applicable grant agreements or programs.

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